EXHIBIT 99.1

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC NEWS RELEASE
Cheniere Energy Partners LP Holdings, LLC Reports First Quarter 2017 Results
Houston, Texas - May 4, 2017 - Cheniere Energy Partners LP Holdings, LLC (“Cheniere Partners Holdings”) (NYSE MKT: CQH) reported net income of $4.5 million, or $0.02 per common share, for each of the three months ended March 31, 2017 and 2016. Results include the distribution received from our limited partner interests in Cheniere Energy Partners, L.P. (“Cheniere Partners”), a publicly traded limited partnership (NYSE MKT: CQP).

Our only business consists of owning Cheniere Partners common units, Class B units and subordinated units representing an aggregate approximately 55.9% limited partner interest in Cheniere Partners as of March 31, 2017.
SPL Project Update

SPL Project
Liquefaction Train	Trains 1-3	Train 4	Train 5	Train 6
Project Status	Operational	Commissioning	Under Construction	Permitted
Expected Substantial Completion	—	2H 2017	2H 2019	—
Expected DFCD Window Start(1)	T2 - 2H 2017 T3 - 1H 2017	1H 2018	2H 2019	—
(1) Date of First Commercial Delivery (“DFCD”) was achieved for the first train of the SPL Project in November 2016.

Through Cheniere Partners, we are developing up to six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 million tonnes per annum (“mtpa”) of LNG. Trains 1, 2, and 3 are operational, Train 4 is undergoing commissioning, Train 5 is under construction, and Train 6 is being commercialized and has all necessary regulatory approvals in place.

Dividends
When Cheniere Partners makes cash distributions to us with respect to our Cheniere Partners units, we will pay dividends to our shareholders consisting of the cash that we receive from Cheniere Partners, less income taxes and reserves established by our Board of Directors.
2017 Full Year Dividend Guidance

2017
Dividend per Share	$0.90 - 1.10
The expected increase in dividend per share for 2017 compared to 2016 is driven primarily by an expected increase in distributions received from Cheniere Partners for 2017.

Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the first quarter on Thursday, May 4, 2017, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners Holdings.

About Cheniere Partners Holdings
Cheniere Partners Holdings owns a 55.9% limited partner interest in Cheniere Partners. Cheniere Partners Holdings’ only business consists of owning Cheniere Partners units and, accordingly, its results of operations and financial condition are dependent on the performance of Cheniere Partners. Cheniere Partners owns and operates LNG regasification facilities and, adjacent to these facilities, plans to construct over time up to six Trains with an expected aggregate nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 27 mtpa. Trains 1, 2 and 3 have commenced commercial operations, Train 4 is undergoing commissioning, Train 5 is under construction, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
For additional information, please refer to the Cheniere Partners Holdings website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission.
Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ and Cheniere Partners Holdings’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners Holdings believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners Holdings’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners Holdings’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners Holdings does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data) (1)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Equity income from investment in Cheniere Partners	$5,084	$5,084

Expenses
General and administrative expense	346	334
General and administrative expense—affiliate	264	257
Total expenses	610	591

Net income	$4,474	$4,493

Net income per common share—basic and diluted	$0.02	$0.02

Weighted average number of common shares outstanding—basic and diluted	231,700	231,700

Cash dividends declared per common share	$0.020	$0.020

(1)	Please refer to the Cheniere Energy Partners LP Holdings, LLC Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission.

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts) (1)

	March 31,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$131	$219
Receivables	153	153
Other current assets	262	51
Total current assets	546	423

Total assets	$546	$423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$97	$78
Accrued liabilities—affiliate	264	—
Total current liabilities	361	78

Shareholders’ equity
Common shares: unlimited shares authorized, 231.7 million shares issued and outstanding at March 31, 2017 and December 31, 2016	664,931	664,931
Director voting share: 1 share authorized, issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Additional paid-in-capital	(271,757)	(271,757)
Accumulated deficit	(392,989)	(392,829)
Total shareholders’ equity	185	345
Total liabilities and shareholders’ equity	$546	$423

(1)	Please refer to the Cheniere Energy Partners LP Holdings, LLC Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission.

CONTACTS:

Investors
Randy Bhatia:	713-375-5479
Megan Light:	713-375-5492

Media
Eben Burnham-Snyder:	713-375-5764